EXHIBIT 5.1

OPINION OF VENTURE LAW GROUP, A PROFESSIONAL CORPORATION

November 7, 2002

Insignia Solutions PLC

41300 Christy Street

Fremont, CA 94538-3115

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by you with the Securities and Exchange Commission (the “Commission”) on or about November 7, 2002 in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,500,000 shares of your Ordinary Shares (the “Shares”) reserved for issuance under the 1995 Incentive Stock Option Plan and Share Option Scheme 1996.  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Sincerely,

/s/ VENTURE LAW GROUP